Exhibit 99.1

GOLD BANC                                                          Press Release

Contact:  Rick J. Tremblay                  Sherman Titens
          Chief Financial Officer           SVP - Director of Marketing
          913.451.8050                      913.323.7741
          ricktremblay@goldbanc.com         shermantitens@goldbanc.com
                                                                www.goldbank.com

For Immediate Release

                       GOLD BANC ANNOUNCES QUI TAM LAWSUIT

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Leawood, Kansas - June 15, 2004 (Nasdaq: GLDB) - Gold Banc Corporation, Inc.
("Gold Banc") announced today that a qui tam lawsuit is pending in the United States District Court for the Western District of Oklahoma against Gold Banc, Gold Bank-Oklahoma and Gold Bank-Kansas. The lawsuit, which was brought by Roger
L. Ediger on behalf of the United States of America, was filed in camera and under seal, allegedly on October 24, 2002. We first became aware of the lawsuit late Monday, June 14, 2004, as a result of a judicial order partially lifting the seal on the case to permit plaintiff's counsel to disclose to us the existence of the lawsuit and the amended pleading.

The suit, which remains under seal, alleges that Gold Bank-Oklahoma and Gold Bank-Kansas, and their predecessors, violated the Federal False Claims Act ("FFCA") by submitting false certifications and claims to the Farm Service Agency ("FSA") and charging excessive interest rates and fees on agricultural loans subject to the FSA's Guaranteed Loan Program ("GLP") and Interest Assistance Program ("IAP"). The suit alleges that we knowingly charged interest rates and fees on such agricultural loans in excess of the interest rates and fees we charged to our average agricultural customers (our "average agricultural rate"), in violation of federal law. Plaintiff seeks relief in the form of a cease and desist order against further violations of the FFCA, treble damages equal to three times the amount of damages the United States sustained as a result of our actions (alleged to be "many millions of dollars"), statutory civil money penalties against each defendant equal to $11,000 for each false claim, and attorneys' fees and expenses. We have not been served in the case and we have done no discovery, but we are now in the process of collecting facts and analyzing the law regarding the plaintiff's allegations.

Roger L. Ediger was a borrower from People First Bank, a predecessor of Gold Bank-Oklahoma, who received an agricultural loan guaranteed and subsidized by FSA under its GLP and IAP programs.

A qui tam lawsuit is an action brought by a private party seeking to represent the interests of a governmental entity under a federal statute that establishes damages and civil penalties for a violation of law, provides for recovery of the damages and penalties in a civil action, and if the action is successful, provides for the payment of a portion of the recovery to the party that initiated the action. Mr. Ediger has demanded to be awarded the maximum amount allowed by law of any recovery. A qui tam action is regularly filed "in camera and under seal"(i.e. secretly, without notice to the public or to the defendants) to give the governmental entity time to investigate the claims and determine if it wants to intervene and take control of the action. To our knowledge, the United States government has not determined whether to support this qui tam action by intervening and taking control of it.

As previously announced, Gold Banc has agreed to be acquired by Silver Acquisition Corp., subject to regulatory and shareholder approvals and receipt of financing for the acquisition. We are currently not in a position to determine what effect, if any, this qui tam lawsuit will have on our pending merger with Silver Acquisition Corp.

Malcolm M. Aslin, CEO of Gold Banc, said, "I regret that we are unable to provide more information about this case at this time, but we are unable to do so because the case is under seal and we currently only have the information set forth in the amended complaint regarding the plaintiff's allegations."


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About Gold Banc

Gold Banc is a $4.3 billion financial holding company headquartered in Leawood, Kansas, a part of the Kansas City metropolitan area. Gold Banc provides banking, and wealth management services in Kansas, Missouri, Oklahoma and Florida through 37 banking locations. Gold Banc is traded on the Nasdaq under the symbol GLDB.

Forward-Looking Statements

This release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in the periodic reports we file under the Securities Exchange Act of 1934 under the captions "Forward-Looking Statements" and "Factors That May Affect Future Results of Operations, Financial Condition or Business."

Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.



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